Exhibit 10.1

Employment and Transition Agreement

Calvin W. Frese, Jr.

EMPLOYMENT AND TRANSITION AGREEMENT (this “Agreement”), dated as of August 17, 2018, by and between CBRE, Inc., a Delaware corporation (the “Company”) and Calvin W. Frese, Jr. (“Executive” and, together with the Company, the “Parties”).

WHEREAS, the Parties desire to enter into this Agreement to (a) set forth certain terms with respect to Executive’s continued employment with the Company and eventual planned retirement as of the Retirement Date (defined below) and (b) amend that certain Restrictive Covenants Agreement with the Company dated as of December 1, 2017 as provided herein.

NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, the Parties hereby agree as follows:

1.Effective Date; Term.  This Agreement shall become effective on the eighth (8th) day following its execution by Executive; provided, that, Executive does not revoke this Agreement in accordance with Section 7(g) below. Subject to earlier termination in accordance with the provisions of Section 5 below, Executive shall be employed by the Company under the terms of this Agreement for the period commencing on the Effective Date and ending on December 31, 2019 (the “Term”). December 31, 2019, the date on which the Term expires, is hereafter referred to as the “Retirement Date.”

2.Compensation and Benefits.  This Section 2 sets forth all of Executive’s entitlements with respect to compensation or benefits during the Term.

a.Base Salary.  During the Term, Executive will continue to be paid a base salary at the rate of $700,000 per year (the “Base Salary”), which Base Salary shall be paid in periodic installments in accordance with the Company’s payroll practices.

b.Employee Benefits.  During the Term, Executive will remain eligible to participate in all employee benefit plans of the Company in accordance with the terms of such plans as in effect from time to time.

c.2018 Bonus.  Executive will remain eligible to receive an annual discretionary bonus award for 2018 under the terms of the Company’s Executive Bonus Plan, with a target annual bonus of $1,050,000 (the “2018 Bonus”), which 2018 Bonus, if and to the extent earned, will be paid to Executive on the same date in 2019 on which bonuses are paid to other senior executives of the Company.

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d.Quarterly Payments.  Subject to Executive’s continued compliance with the “Restrictive Covenants” (as defined below) through each applicable payment date, Executive will receive the following payments (each, a “Quarterly Payment”) in the following amounts on the first payroll date after the date shown below:

Date	Payment Amount
March 31, 2019, June 30, 2019 September 30, 2019 and December 31, 2019	$500,000
March 31, 2020, June 30, 2020, September 30, 2020 and December 31, 2020	$2,500,000

e.Benefits Continuation.  Executive will receive the “Benefits Continuation” (as defined below) following the termination of his employment pursuant to Sections 5(a), 5(b), 5(d) or 5(e), subject, in all cases other than due to a termination pursuant to Section 5(b), to Executive’s continued compliance with the Restrictive Covenants and Executive executing and not revoking a release of claims substantially identical to the release set forth in Section 7(g) below following the date on which Executive’s employment terminates.  “Benefits Continuation” shall mean, upon Executive’s timely election of COBRA, continued coverage for Executive and his eligible dependents in the Company’s medical, dental, vision and prescription drug plans at active employee rates through the earlier of the date on which Executive becomes eligible for Medicare coverage (or, in the case of a termination pursuant to Section 5(b) only, the date on which Executive would have attained age 65) or the date on which he becomes eligible for coverage under the healthcare plans of a subsequent employer; provided, that, in the event that COBRA expires or the Company cannot continue coverage under the Company plans for any reason, then the Company shall instead pay Executive a monthly payment in an amount equal to the Company’s portion of the healthcare premiums under the Company plans and assist Executive in obtaining comparable coverage from a third party healthcare provider. For the avoidance of doubt, Executive will not receive the Benefit Continuation if his employment is terminated pursuant to Section 5(c).

f.Expense Reimbursement.  Executive may be reimbursed for reasonable business expenses so long as pre-authorized by the Company’s Chief Executive Officer (the “CEO”).

g.Equity Awards.  Upon the Effective Date, all outstanding unvested equity awards held by Executive shall be automatically forfeited.

3.Severance Plan.  Upon the Effective Date, Executive shall automatically cease to be a participant in the Company’s Change in Control and Severance Plan for Senior Management (the “Severance Plan”).

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4.Duties.  During the Term, Executive shall (i) continue as the Global Group President until August 17, 2018 (the “Transition Date”) and (ii) following the Transition Date, step down as Global Group President and continue to serve in a non-executive capacity with such duties as reasonably determined by the CEO, and provide such reasonable transitional services as may be requested from time to time by the CEO, including, without limitation, assisting with the reorganization of the Company’s operations and being available to the Company’s executive leadership team on an advisory basis to respond to inquiries regarding personnel and clients.

5.Termination of Employment.  Except as otherwise expressly required by law or as specifically provided in this Section 5 or Section 2(e), all of Executive’s rights to salary, severance, benefits, bonuses and other amounts hereunder (if any) shall cease upon the termination of Executive’s employment hereunder.  If Executive’s employment with the Company is terminated for any reason, Executive’s sole and exclusive remedy with regard to the compensation for services shall be to receive the payments and benefits described in this Section 5, as applicable.

a.Disability.  Executive’s employment hereunder shall terminate upon Executive’s “Disability” (as defined below).  Upon the termination of Executive’s employment as a result of this Section 5(a), Executive shall receive (i) (A) any unpaid Base Salary accrued through such date of termination, (B) any vested or accrued benefits provided for under the applicable terms of applicable Company employee benefit plans or arrangements in accordance with such terms, and (C) any unreimbursed expenses in accordance with Company policy, in each case, paid to Executive within fifteen (15) days following such date of termination or on such earlier date as may be required by applicable law (such amounts, and the applicable terms of payment, are hereafter referred to as the “Accrued Amounts”) in a single lump sum, and (ii) subject Executive’s continued compliance with the Restrictive Covenants and Executive executing and not revoking a release of claims substantially identical to the release set forth in Section 7(g) below following the date on which Executive’s employment terminates, (A) any earned but unpaid 2018 Bonus (based on the terms of the Company’s Executive Bonus Plan), to be paid in accordance with Section 2(c) (such earned but unpaid bonus and the applicable terms of payment, the “Earned Bonus”), (B) continued payment of the Base Salary Executive would otherwise have received under this Agreement had Executive’s employment continued through the Retirement Date (the “Base Salary Continuation”), and (C) continued payment of the Quarterly Payments in accordance with Section 2(d).  For purposes of this Agreement, “Disability” shall mean that Executive is disabled within the meaning of Section 409A(a)(2)(C)(i) or (ii) of the Internal Revenue Code of 1986, as amended.

b.Death.  Executive’s employment hereunder shall terminate upon Executive’s death.  Upon the termination of Executive’s employment as a result of this Section 5(b), Executive’s estate shall receive (i) the Accrued Amounts, (ii) the Base Salary Continuation, (ii) the Earned Bonus, and (iii) continued payment of the Quarterly Payments in accordance with Section 2(d).

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c.Termination by the Company for Cause or resignation by Executive.  At any time during the Term, (i) the Company may immediately terminate Executive’s employment hereunder for “Cause” (as defined below); and (ii) Executive may immediately terminate Executive’s employment hereunder.  Upon the termination of Executive’s employment pursuant to this Section 5(c), Executive shall have no further rights to any compensation or any other benefits under this Agreement other than the Accrued Amounts.  For purposes of this Agreement, “Cause” shall mean the breach of the “Restrictive Covenants Agreement” (as defined below) by Executive.

d.Termination by the Company without Cause.  At any time during the Term, the Company may terminate Executive’s employment hereunder without Cause.  Upon the termination of Executive’s employment pursuant to this Section 5(d), Executive shall receive the Accrued Amounts and, subject Executive’s continued compliance with the Restrictive Covenants and Executive executing and not revoking a release of claims substantially identical to the release set forth in Section 7(g) below following the date on which Executive’s employment terminates, Executive shall be entitled to receive (i) the Base Salary Continuation, (ii) the Earned Bonus, and (iii) continued payment of the Quarterly Payments in accordance with Section 2(d).

e.Termination upon the Retirement Date.  Unless earlier terminated in accordance with this Section 5, Executive’s employment hereunder shall automatically terminate on the Retirement Date and, upon the Retirement Date, Executive shall receive the Accrued Amounts and, subject to Executive’s continued compliance with the Restrictive Covenants and Executive executing and not revoking a release of claims substantially identical to the release set forth in Section 7(g) below following the Retirement Date, Executive (or, if Executive should die prior to December 31, 2020, Executive’s estate) shall continue to be paid the Quarterly Payments in accordance with Section 2(d) above.

6.Restrictive Covenants.  Executive entered into that certain Restrictive Covenants Agreement with the Company dated as of December 1, 2017 (as amended by this Agreement, the “Restrictive Covenants Agreement”), which contains post-termination non-competition and non-solicitation of clients and employees covenants during the “Restricted Period” (which, as hereby amended, shall be the period beginning on the Effective Date and ending on December 31, 2020) (such covenants, together with all other restrictive covenants to which Executive remains subject following the Effective Date under any plan, policy or agreement of or with any member of the Company Group, collectively, the “Restrictive Covenants”).  Notwithstanding any provision of the Restrictive Covenants Agreement to the contrary, Executive hereby acknowledges and agrees that (a) the non-competition and non-solicitation covenants set forth in the Restrictive Covenants Agreement shall also apply following a termination of Executive’s employment at any time for any reason, including pursuant to Sections 5(a), (c), (d) or (e) and (b) Exhibit A of the Restrictive Covenants Agreement is hereby amended to add as Item 18 the following: Any other commercial real estate company that competes with any line of business of the Company Group (as such term is defined in the Restrictive Covenants Agreement).  In the event Executive breaches any of the Restrictive Covenants, then, in addition to any other remedies available to the Company in law or in equity, (i) the Company shall have no further obligation to make any additional payments or provide any further benefits hereunder (other than the Accrued Amounts, to the extent then unpaid) and (ii) to the maximum extent permitted by applicable law, Executive shall be required to repay to the Company promptly following written notification that such breach has occurred all previously paid installments of the Quarterly Payments and any Base Salary amounts paid following Executive’s termination of employment (other than the Accrued Amounts).

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7.Miscellaneous.

a.Amendments.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by Executive and an officer of the Company (other than Executive) duly authorized by the Board to execute such amendment, waiver or discharge.

b.Successors and Assigns.

i.This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

ii.This Agreement shall inure to the benefit of and be binding upon the Company and its successors.

c.Notice.  For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, if delivered by overnight courier service, or if mailed by registered mail, or if sent by electronic mail.

If to Executive, to such address as shall most currently appear on the records of the Company.

If to the Company, to:

CBRE, Inc.

400 South Hope St., 25th Floor

Los Angeles, California 90071

Attention:  General Counsel

d.Arbitration.  Section 13.2 of the Severance Plan is hereby incorporated into and made part of this Agreement.

e.GOVERNING LAW; JURY TRIAL WAIVER.  THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF ILLINOIS OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF ILLINOIS TO BE APPLIED.  EACH PARTY TO THIS AGREEMENT WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM.

f.Entire Agreement.  This Agreement, together with the Restrictive Covenants Agreement, constitutes the entire agreement between the parties as of the Effective Date and supersedes all previous agreements and understandings between the Parties with respect to the subject matter hereof.

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g.Release.  For and in consideration of the continued employment described in Section 1 and the payments and benefits described in Section 2, Executive hereby agrees on behalf of himself, his agents, assignees, attorneys, successors, assigns, heirs and executors, to, and Executive does hereby, fully and completely forever release the Company and its past, current and future affiliates, predecessors and successors and all of their respective past and/or present officers, directors, partners, members, managing members, managers, employees, agents, representatives, administrators, attorneys, insurers and fiduciaries, in their individual and/or representative capacities (hereinafter collectively referred to as the “Company Releasees”), from any and all causes of action, suits, agreements, promises, damages, disputes, controversies, contentions, differences, judgments, claims, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, variances, trespasses, extents, executions and demands of any kind whatsoever, which Executive or his agents, assignees, attorneys, successors, assigns, heirs and executors ever had, now have or may have against the Company Releasees or any of them, in law or equity, whether known or unknown to Executive, for, upon, or by reason of, any matter, action, omission, course or thing whatsoever occurring up to the date this Agreement is signed by Executive, including, without limitation, in connection with or in relationship to Executive’s employment or other service relationship with the Company, and any applicable employment, compensatory or equity arrangement with the Company, any claims of breach of contract, wrongful termination, retaliation, fraud, defamation, infliction of emotional distress or national origin, race, age, sex, sexual orientation, disability, medical condition or other discrimination or harassment, (such released claims are collectively referred to herein as the “Released Claims”); provided, that, Executive does not waive or release (a) any claims with respect to the right to enforce this Agreement, (b) claims with respect to any vested right Executive may have under any employee pension or welfare benefit plan of the Company, (c) any rights Executive may have for indemnification from the Company or any of its affiliates, and (d) any claims that may not be waived by law.

Notwithstanding the generality of the immediately preceding paragraph, the Released Claims include, without limitation, (a) any and all claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967 (the “ADEA,” a law which prohibits discrimination on the basis of age), the Civil Rights Act of 1971, the Civil Rights Act of 1991, the Fair Labor Standards Act, Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the National Labor Relations Act, the Equal Pay Act, the Securities Act of 1933, the Securities Exchange Act of 1934, the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act, Illinois civil rights laws and regulations, Illinois wage/hour laws and regulations, all as amended, and any and all other federal, state or local laws, statutes, rules and regulations pertaining to employment or otherwise, and (b) any claims for wrongful discharge, breach of contract, fraud, misrepresentation or any compensation claims, or any other claims under any statute, rule or regulation or under the common law, including compensatory damages, punitive damages, attorney’s fees, costs, expenses and all claims for any other type of damage or relief.

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THIS MEANS THAT, BY SIGNING THIS AGREEMENT, EXECUTIVE WILL HAVE WAIVED ANY RIGHT EXECUTIVE MAY HAVE HAD TO BRING A LAWSUIT OR MAKE ANY CLAIM AGAINST THE COMPANY RELEASEES BASED ON ANY ACTS OR OMISSIONS OF THE COMPANY RELEASEES UP TO THE DATE OF THE SIGNING OF THIS AGREEMENT. NOTWITHSTANDING THE ABOVE, NOTHING IN THIS SECTION 7(G) SHALL PREVENT EXECUTIVE FROM (I) INITIATING OR CAUSING TO BE INITIATED ON HIS BEHALF ANY COMPLAINT, CHARGE, CLAIM OR PROCEEDING AGAINST THE COMPANY BEFORE ANY LOCAL, STATE OR FEDERAL AGENCY, COURT OR OTHER BODY CHALLENGING THE VALIDITY OF THE WAIVER OF HIS CLAIMS UNDER ADEA CONTAINED IN THIS SECTION 7(G) (BUT NO OTHER PORTION OF SUCH WAIVER); OR (II) INITIATING OR PARTICIPATING IN (BUT NOT BENEFITING FROM) AN INVESTIGATION OR PROCEEDING CONDUCTED BY THE EQUAL EMPLOYMENT OPPORTUNITY COMMISSION WITH RESPECT TO ADEA.

Executive represents that he has read carefully and fully understands the terms of this Agreement, and that Executive has been advised to consult with an attorney and has availed himself of the opportunity to consult with an attorney prior to signing this Agreement. Executive acknowledges and agrees that he is executing this Agreement willingly, voluntarily and knowingly, of his own free will, in exchange for the continued employment described in Section 1 and the payments and benefits described in Section 2, and that he has not relied on any representations, promises or agreements of any kind made to him in connection with his decision to accept the terms of this Agreement, other than those set forth in this Agreement. Executive acknowledges that he could take up to twenty-one (21) days to consider whether he wants to sign this Agreement and that the ADEA gives him the right to revoke the Agreement within seven (7) days after it is signed, and Executive understands that he will not receive any payments or benefits under Section 2 this Agreement (other than payment of Accrued Amounts), subject to the terms and conditions thereof, until such seven (7) day revocation period has passed and then, only if he has not revoked the Agreement. To the extent Executive has executed the Agreement within less than twenty-one (21) days after its delivery to him, Executive hereby waives the twenty-one (21) day period and acknowledges that his decision to execute the Agreement prior to the expiration of such twenty-one (21) day period was entirely voluntary. If Executive revokes this Agreement, it shall be null and void.

h.Withholding Taxes.  The Company shall be entitled to withhold from any payment due to Executive hereunder any amounts required to be withheld by applicable tax laws or regulations.

i.Survival.  Sections 5, 6 and 7 shall survive and continue in full force in accordance with their terms notwithstanding any termination of Executive’s employment with the Company.

j.Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

[Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CBRE, Inc.

By:	/s/ J. Christopher Kirk
Name:	J. Christopher Kirk
Title:	Chief Administrative Officer

Executive

/s/ Calvin W. Frese, Jr.
Calvin W. Frese, Jr.

[Signature page to Employment and Transition Agreement]